Exhibit 10.6

CONFIDENTIAL TRANSITION AND RELEASE AGREEMENT

This Confidential Transition and Release Agreement (“Agreement”) effective as of March 1, 2018 (the “Effective Date”) is entered into between YETI Coolers LLC, a Delaware limited liability company (together with any affiliated companies, the “Company”) and Richard J. Shields (“Employee”). This Agreement supersedes and replaces the Employment Agreement dated November 6, 2015 (“Employment Agreement”) between the Company and Employee, except with respect to specific provisions incorporated herein. In consideration of the mutual promises herein, the Company and Employee (each, a “Party”) have agreed as follows:

1.                                      Separation. Employee’s employment is being terminated effective no later than May 31, 2018 (the “Anticipated Separation Date”). The actual date of Employee’s employment termination will be referred to as the “Separation Date.” The period of time between the Effective Date and the Separation Date is referred to as the “Transition Period.”

2.                                      Consideration. If Employee signs and returns this Agreement within the period set forth in Section 15 and does not revoke the Agreement within seven (7) calendar days thereafter, then the Company will provide Employee with the following benefits:

a.              Employee will be permitted to resign his employment effective on the Anticipated Separation Date.

b.              The Company will allow Employee to state that he is resigning his employment for “personal reasons” and will ensure that the Company’s communications regarding Employee’s separation are consistent with this messaging.  The Company intends to announce that Employee is resigning his employment approximately sixty (60) days prior to the Anticipated Separation Date.

c.               During the Transition Period, Employee will remain an at-will employee of the Company, will continue to receive his base salary at his regular rate as of the Effective Date in accordance with the Company’s normal payroll practices and will be subject to all applicable legal obligations of an employee at the executive level, including, but not limited to, continued compliance with the Company’s Employee Handbook, Section 7 of the Employment Agreement, and any other agreements between Employee and the Company.  During the Transition Period, Employee will be an officer of the Company, such that Employee will continue to be an officer under the Company’s existing directors and officers insurance policy and will continue to be entitled to indemnification pursuant to the Company’s certificate of incorporation to the same extent and subject to the same conditions, restrictions or limitations as the other officers of the Company.

d.              Provided that Employee remains employed by the Company through at least the Anticipated Separation Date and that Employee signs and does not revoke a supplemental release of claims within twenty-one (21) days after the Separation Date, Employee will receive the following additional consideration (“Severance Consideration”):

i.                  an additional lump sum payment equivalent to twelve (12) months of Employee’s base salary at his regular rate as of the Effective Date; and

ii.               acceleration of all 180,000 unvested shares subject to the stock option (the “Option”) governed by the Amended and Restated Nonqualified Stock Option Agreement dated as of March 23, 2016 (as amended and modified by that certain letter dated as of May 19, 2016, the “Option Agreement”) and extension of the post-termination exercise period under the Option Agreement to August 31, 2019.

e.               If Employee voluntarily resigns his employment or is terminated for Cause (as defined herein) during the Transition Period, then, provided he signs and does not revoke a supplemental release of claims within twenty-one (21) days following such resignation or termination for Cause, Employee will receive any remaining salary covering the time period between the effective date of such resignation or termination for Cause and the Anticipated Separation Date, and he will not be eligible for the Severance Consideration.

f.                If Employee is terminated without Cause during the Transition Period, then, provided he signs and does not revoke a supplemental release of claims within twenty-one (21) days following such termination without Cause, he will receive (i) any remaining salary covering the time period between the effective date of such termination without Cause and the Anticipated Separation Date and (ii) the Severance Consideration.

g.               For purposes of this Agreement, “Cause” is defined as: (i) the commission by Employee of a felony or a fraud, (ii) conduct by Employee that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Employee with respect to the Company or any subsidiary or affiliate of the Company, (iv) repudiation by Employee of this Agreement or Employee’s abandonment of Employee’s employment with the Company or any subsidiary, (v) Employee’s insubordination or failure to follow the directions of the CEO, the Board or the Board of Directors of any subsidiary or affiliate, which, if curable, is not cured within three (3) days after written notice thereof to Employee, (vi) Employee’s violation of (A) Employee’s confidentiality obligations with respect to the Company’s and any subsidiary’s or affiliate’s confidential information, knowledge or data or (B) Employee’s agreement to not engage in competition with the Company or any subsidiary or affiliate, (vii) Employee’s breach of a material employment policy of the Company which, if curable, is not cured within three (3) days after written notice thereof to Employee, (viii) any other breach by Employee of this Agreement or any other agreement with the Company or any subsidiary or affiliate which is material and which, if curable, is not cured within five (5) days after written notice thereof to Executive, or (ix) Employee’s breach of any of the obligations set forth in Section 3 of this Agreement.

h.              All payments pursuant to this Section 2 are subject to applicable withholding.

i.                  Employee and the Company shall enter into a consulting agreement on the Company’s standard form pursuant to which Employee shall agree to provide consulting services to the Company for the seven (7) month period following the Separation Date for a monthly retainer of $2,000, with a commitment not to exceed 10 hours per month.  The Company shall have the option to terminate such consulting agreement upon five (5) days written notice.

j.                 Employee acknowledges and agrees the opportunity to receive the benefits in this Section 2 is more than Employee is otherwise legally entitled to receive and constitutes good and valuable consideration.

3.                                      Transition Period.  As a material inducement to the Company to enter into this Agreement, Employee agrees to the following conditions regarding the Transition Period. Any breach of the following terms will render Employee ineligible for the Severance Consideration, and if Employee has already received the Severance Consideration at the time of such breach, Employee will be obligated to repay such amounts to the Company within thirty (30) days of Employee’s receipt of written notice of such breach.

a.              Employee acknowledges and agrees that at all times during the Transition Period he must remain in strict compliance with the Company’s employment policies, including but not limited to its anti-harassment policy.

b.              Employee acknowledges and agrees to perform his job duties to the best of his professional ability during the Transition Period and to act consistently with his fiduciary duty to the Company at all times.

c.               Employee acknowledges and agrees that Section 7 of his Employment Agreement remains in effect and that he must remain in compliance with its terms.

d.              Employee agrees to cooperate with the Company with respect to transition announcements and any communications regarding his separation from employment.

e.               Employee acknowledges and agrees that confidentiality is of the essence to this Agreement and that he must keep its terms, including the underlying discussions regarding such terms, in strictest confidence. The Company acknowledges and agrees that any privileged communications with Employee’s legal counsel, tax advisor and spouse will not be a violation of this Section 3.

4.                                      Stock Option.  As of the Effective Date, and without giving effect to the Severance Consideration, 88,000 shares subject to Option are vested and exercisable, such that 180,000 shares subject to the Option are not vested and are not exercisable.  Except as set forth herein, the Option Agreement shall remain in full force and effect.

5.                                      Return of Company Property and Expense Reimbursement. Employee agrees that upon separation, he will immediately return to the Vice President of Talent (or her designee) his company badge and all other property of the Company. By signing this Agreement, Employee consents and agrees that if he fails to return any Company property, the Company may deduct the value of that property from any net payments under this Agreement. Employee acknowledges and agrees that his advance consent to these deductions constitutes a waiver by him of any rights or causes of actions under the Texas Payment of Wages Act (Texas Payday Law) with respect to such deductions.

6.                                      Third Party Assistance, Non-Disparagement and Cooperation with Company. Employee agrees Employee will not counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any other Released Party (as defined below). Employee further agrees Employee will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, which could reasonably be expected to be harmful in any material respect to the reputation or goodwill of the Company or any other Released Party. Employee and the Company agree Employee’s compliance with a subpoena or other legally compulsive process shall not violate the terms of this paragraph; Employee agrees, however, to provide Company’s General Counsel written notice of any such legally compulsive process within 48 hours of Employee’s receiving it. In addition, nothing in this Agreement shall interfere with Employee’s right to file a charge with a governmental agency or to cooperate with a governmental investigation, although Employee will not be able to recover monetary damages in any suit brought by a governmental agency or otherwise, unless the waiver contained in this Agreement is held to be unenforceable and even then only to the extent it is held to be unenforceable.

For a period of four (4) years following the Separation Date, Employee will be available to the Company and provide the Company, its advisors and its legal counsel with assistance and information in connection with any pending or potential inquiry, claim, lawsuit, investigation, audit or other legal proceeding (“Proceeding”) that relates in any manner to Employee’s conduct or duties at the Company or that are based in any way on facts about which Employee obtained personal knowledge while employed with the Company. Such cooperation shall include Employee making himself available at reasonable times and places for interviews, reviewing documents, providing truthful testimony in a deposition or at a Proceeding, and providing advice to the Company in preparing defenses to any pending or potential future Proceeding. In return, Company agrees to reimburse Employee for direct and reasonable out of pocket expenses (excluding any attorney’s fees) incurred by Employee at Company’s request for assistance related to any pending or potential Proceeding. Employee and the Company agree this Section 6 is a material term of this Agreement and the Company would not enter into this Agreement without it.

7.                                      Waiver of Claims. In exchange for the above-described consideration from the Company and other valuable consideration, the receipt and sufficiency of which is hereby again acknowledged, Employee, for Employee’s self and Employee’s administrators, attorneys, beneficiaries, and assigns, does hereby waive, release and discharge all claims, demands, rights, remedies and causes of action Employee may have against the Company and any related entities, as well as their respective affiliates, owners, stockholders, partners, predecessors, successors, assigns, directors, officers, members, employees, representatives, and attorneys (collectively, the “Released Parties”), relating in any way to his employment or termination of employment with the Company. By this release, Employee expressly waives and opts out of all claims and causes of action, whether asserted by Employee or others on an individual or class action basis, against the Released Parties, whether based in contract (express or implied), any covenant of good faith and fair dealing (express or implied), tort (whether intentional, negligent or otherwise, including claims arising out of the negligence or gross negligence of any person released in this Release Agreement), and any federal, state or other governmental statute regulation or ordinance, or other basis including, but not limited to, all claims under the Texas Commission on Human Rights Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Age Discrimination and Employment Act (ADEA) and/or any other federal or state statute that may give Employee an alleged cause of action against any of the Released Parties for any form of wrongful discharge, employment discrimination, or any other action related to Employee’s employment or termination of employment with the Company.

Employee understands that by signing this Agreement he is not releasing the right to enforce the terms of this Agreement or the Option Agreement, nor is he waiving any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination or unfair labor practice charge. Employee further understands that nothing in this Agreement, including the confidentiality provisions and the non-disparagement provisions prevents Employee from filing a charge with the Equal Employment Opportunity Commission  or the Securities and Exchange Commission or from participating in investigations by either entity. However, Employee understands that this Agreement does prohibit Employee from obtaining any personal or monetary relief for himself in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay or reinstatement. Employee further agrees that if any person, organization or other entity should bring a claim against the Released Parties involving any matter covered by this Agreement, Employee will not accept any personal relief in such action, including, but not limited to, damages, attorneys’ fees, costs and all other legal or equitable relief.

Notwithstanding the foregoing, Employee understands that Employee will not give up his right to any benefits to which he is entitled under any retirement plan of the Company or its subsidiaries or affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, or his right to any monetary award or recovery offered by the SEC pursuant to Section 21F of the Securities Exchange Act of 1934 or under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.

8.                                      Nature of Payments. Employee agrees that the Severance Consideration payments by the Company do not constitute back wages, but rather constitute a goodwill settlement and release package from the Company and a compromise of any claims for damages and/or other amounts due because of any and all alleged claims or demands arising from employment or termination of employment with the Company.

9.                                      Contractual Nature of Settlement. It is expressly understood and agreed by the Parties that the terms of this Agreement are contractual and that the releases and mutual covenants contained herein and the consideration transferred is to compromise all doubtful and disputed claims and to avoid any potential for litigation.

10.                               No Admission of Liability. No payments made, releases, or other consideration given in this Agreement shall be construed as an admission of liability by any Party.

11.                               Affirmation of Confidentiality, Non-Competition and Non-Solicitation Obligations. Employee hereby reaffirms Employee’s confidentiality, non-competition, non-solicitation and other obligations set forth in Section 7 of the Employment Agreement, as well as all obligations and agreements set forth in the Restrictive Covenants Agreement dated on or about November 19, 2015 (the “Restrictive Covenants Agreement”) between the Company and Employee.

12.                               Entire Agreement in this Writing. This Agreement constitutes the entire agreement between the Parties and supersedes any previous agreement or understanding made by the Parties with regard to the subject matter of this Agreement, including but not limited to the Employment Agreement (with the exception of Section 7 of the Employment Agreement, which is incorporated herein by reference and which survives the termination of the Employment Agreement).  It is expressly understood by both Parties that this Agreement does not affect the Director and Officer Indemnification Agreement dated as of March 29, 2016 (the “Indemnification Agreement”), the Restrictive Covenants Agreement or the Option Agreement except as specifically modified herein, each of which shall remain in full force and effect in accordance with their terms, except as specifically modified herein.  Nothing in this Agreement waives Employee’s rights, if any, to indemnification under the Indemnification Agreement or pursuant to any applicable insurance policy covering directors and officers.

13.                               Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each Party’s respective beneficiaries, administrators, attorneys, legal representatives, successors and assigns.

14.                               Governing Law. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of laws and the obligations of the Parties hereto shall be performable in Travis County, Texas.

15.                               Advice of Counsel and Time to Consider Agreement. Employee acknowledges that he has freely and voluntarily agreed to the terms in this Agreement and have not been coerced or subjected to any duress by the Company to do so. By Employee’s signature below, Employee acknowledges that he has relied upon his own judgment or that of his attorney regarding the consideration for Employee’s promises and agreements and the language contained in this Agreement. Employee has been given twenty-one (21) days to consider this Agreement and he has been advised to consult with an attorney. Employee understands that any change to the initial terms of this Agreement do not restart the running of this twenty-one (21) day review period.

16.                               Revocation Period. Employee understands that this Agreement will not become enforceable until seven days after Employee signs it, and that during this seven-day period, Employee can revoke it if he wishes, by delivering a signed revocation letter within the seven-day period to Bryan Barksdale, General Counsel of the Company.

17.                               Confidentiality. Employee promises to keep the existence and terms of this Agreement confidential, unless required by law to disclose this information, or except as needed to be disclosed to anyone preparing his tax returns, or to his attorney for the purpose of obtaining legal advice.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties agree that they have fully reviewed this Agreement, fully understand its terms, and are entering into it knowingly and voluntarily.

YETI COOLERS, LLC

By:	/s/ Matthew J. Reintjes
Matthew J. Reintjes,
President and Chief Executive Officer

Date:	March 2, 2018

ACCEPTED AND AGREED (Must be signed by no later than March 21, 2018)

/s/ Richard Shields
Richard Shields

Date:	March 2, 2018

SIGNATURE PAGE TO CONFIDENTIAL TRANSITION AND RELEASE AGREEMENT